Exhibit 99.1

Cognex Corporation Announces Rule 10b5-1 Plan for New Stock Repurchase Authorization

NATICK, Mass.--(BUSINESS WIRE)--Cognex Corporation (NASDAQ: CGNX) today announced that its Board of Directors authorized the repurchase of up to $30 million of Cognex common stock in open market transactions under a Rule 10b5-1 Plan. This new authorization is in addition to the $100 million stock repurchase program that was announced by Cognex on July 27, 2006, of which approximately $43 million was available at December 31, 2007.

Repurchases under the new authorization are subject to the parameters of the Rule 10b5-1 Plan, which provides for repurchases during Cognex self-imposed trading blackout periods related to the announcement of quarterly results. The first trading day after the open trading window closes for the first quarter of 2008 is March 17, 2008. The Rule 10b5-1 Plan expires in one year or, if earlier, upon the repurchase of $30 million of Cognex common stock under the plan. The plan does not require Cognex to acquire any specific number of shares and it may be suspended or discontinued at any time.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world's leader in the machine vision industry, having shipped more than 400,000 machine vision systems, representing over $2 billion in cumulative revenue, since the company's founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.

Forward-Looking Statements

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall” and similar words. These forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to achieve significant international revenue; (4) fluctuations in foreign exchange rates; (5) the loss of, or a significant curtailment of purchases by, any one or more principal customers; (6) the reliance upon certain sole-source suppliers of critical components; (7) the inability to attract and retain skilled employees; (8) the inability to design and manufacture high-quality products; (9) the technological obsolescence of current products and the inability to develop new products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the failure to properly manage the distribution of products and services; (12) the inability to protect Cognex proprietary technology and intellectual property; (13) the company’s involvement in time-consuming and costly litigation; (14) the impact of competitive pressures; (15) the challenges in integrating acquired businesses and achieving expected results; (16) exposure to additional tax liabilities; and (17) the other risks detailed in the company’s reports filed with the SEC, including the company’s Form 10-K for the fiscal year 2007. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com